Exhibit 99.1

CONTACT:	Mona J. Walsh
The Dilenschneider Group, New York
212-922-0900
mwalsh@dgi-nyc.com

For Immediate Release

AremisSoft Provides Update

On Legal and Regulatory Issues

- Comments on 8K Filing and Dismissal of Audit Firm -

- Retains Consulting Group for Reorganization -

- Hires Jim Johnson, Senior Vice President & Chief Technology Officer -

Minneapolis, MN, February 11, 2002, AremisSoft Corporation (Pink Sheets: AREM), and its wholly owned subsidiary, SoftBrands, Inc., today provided an update on the status of the outstanding AremisSoft legal and regulatory issues outlined in the filing of its SEC Form 8-K on January 29, 2002, its SEC Form 8-K on February 11, 2002, and in an open letter to shareholders made available on the Company’s website (www.softbrands.com or www.aremissoft.com).

The Company said it is continuing to cooperate with the SEC in its investigation.  Information on the SEC investigation has previously been made public in the form of press releases and Form 8-K filings with the SEC.

The Company also disclosed that it has dismissed PKF, AremisSoft’s former independent auditor, and is actively interviewing prominent international public accounting firms as potential replacements.  The Company said it hopes to complete the selection process shortly to provide an independent auditor to SoftBrands.

AremisSoft disclosed that it has retained legal and consulting services to assist it in finding strategic solutions to the current legal and financial reporting issues facing the Company.  Management and the board intend to consider all available alternatives, including a voluntary reorganization plan under the protection of Chapter 11 of the U.S. Bankruptcy Code.  The Company added that any such reorganization would be directed at settling outstanding litigation in a way that preserves and creates shareholder value.

As noted in its December 4, 2001 Form 8-K filing, vital financial information is missing and unavailable from the books and records of AremisSoft’s Emerging Markets Group and its Cyprus-based corporate operation.  Consequently, AremisSoft has been unable to issue current financial statements or to restate prior period financial statements.  Management expressed its belief that missing financial and historical operating information make it impossible to complete the audit of AremisSoft.  The forensic accounting services of Deloitte & Touche, now concluded, were invaluable in the efforts to better understand these issues.

The Company noted that the October 2001 creation of SoftBrands was an important step in consolidating the Company’s ongoing vertical-market software businesses under a single corporate brand name.  At that time, the Company publicly announced its business strategy intended to transform SoftBrands into a world class software company.  It added in today’s announcement that implementation of this strategy is on track, noting that SoftBrands, not AremisSoft, would become the primary source of shareholder value in the future.

George Ellis, chairman and chief executive officer, said, “SoftBrands was created to consolidate the Company’s core software businesses and to segregate those healthy operations from the legacy of legal and financial reporting issues facing AremisSoft.  SoftBrands is focused exclusively on the enterprise application software market and will pursue future growth both internally and through selective acquisitions.  SoftBrands’ mission is to help its customers preserve their substantial investment in core enterprise systems by providing them with essential product enhancements.”

In December 2001, the Company added another veteran software executive to the corporate management team, bringing on Jim Johnson as senior vice president & chief technology officer.  Mr. Johnson, an international software veteran, is responsible for the strategic utilization of the Company’s software development resources and is charged with ensuring that the Company remains competitive in the years ahead.

“Jim has been around the software business since 1976 and has held positions of significant responsibility at Sterling Software, Inc. and Sterling Commerce, Inc.,” stated Mr. Ellis.  “With an experienced and savvy hand like Jim’s at the helm of our development team, I believe we have the leadership in place to build a world-class software company.”

The Company offered investors some general guidance on the revenue outlook for 2002.  Striking a tone of cautious optimism, Mr. Ellis said he expects SoftBrands to generate revenue of approximately $80 million in 2002, and offered to provide additional guidance once AremisSoft’s outstanding legal and reporting issues were resolved.

About AremisSoft Corporation and SoftBrands, Inc.

AremisSoft, through its wholly owned subsidiary SoftBrands, develops, markets, implements and supports enterprise-wide applications software targeted at mid-sized organizations in the manufacturing and hospitality industries. The company’s software products help streamline and enhance an organization’s ability to manage and execute mission-critical functions such as accounting, purchasing, manufacturing, customer service and sales and marketing. For more information on SoftBrands access our website, www.softbrands.com.

Cautionary Statement: All statements, other than historical facts, included in the foregoing press release regarding the Company’s financial position, business strategy, and plans of management for future operations are “forward looking statements.” These statements are based on management’s beliefs and assumptions, and on information currently available to management. Forward looking statements include, but are not limited to, statements in which words such as “expect,” “see,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “consider,” or similar expressions are used.

Forward looking statements are not guarantees of future performance. They involve risks, uncertainties, and assumptions, including risks discussed in the Company’s Form 8-K dated December 19, 2001, SEC File No. 0-25713, all of which are incorporated herein by reference. In particular: The Company is unable to substantiate the approximately $90 million of revenue reported from its emerging markets group for fiscal 2000, or the value of several acquisitions. The Company was able to confirm only $1.7 million in revenue in 2000 from the NHIF in Bulgaria while it reported $7.1 million in revenue from such contract. The Company has not filed periodic reports since the report for the quarter ended March 31, 2001, or restated prior reports to take account of the foregoing, and there is therefore no current financial information available regarding its operations. The Company is subject to pending litigation by the SEC, and by a class that consists of most of its former shareholders. The Company’s ongoing software businesses are subject to the risks inherent in the software applications markets in which they function, and world events that affect those markets, including the worldwide downturn in the hospitality business after September 11, 2001, and the general affects of a declining economy on the manufacturing business. The Company undertakes no obligation to publicly update these forward looking statements, whether as a result of new information, future events or otherwise.

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